Filed pursuant to Rule 433
Registration No. 333-151612
Final Term Sheet

Issuer:	Province of Ontario

Expected Ratings:	Moody’s Aa1; S&P AA; DBRS AA

Title:	4.25% Bonds due 11th December, 2013

Aggregate Principal Amount:	€750,000,000

Denominations:	€50,000 and integral multiples of €1,000 for amounts in excess of €50,000

Trade Date:	4th December, 2008

Settlement Date:	11th December, 2008

Maturity:	11th December, 2013

Interest Payment Dates:	11th December of each year, commencing 11th December, 2009. Interest will accrue from 11th December, 2008.

Spread to Benchmark:	+178bps

Benchmark:	OBL 4% Maturing 11th October, 2013

Benchmark Spot/Yield:	€106.42/2.57%

Yield to Maturity:	4.35%

Interest Rate:	4.25%

Public Offering Price:	99.559% plus accrued interest from 11th December, 2008 if settlement occurs after that date

Day Count Convention:	Act/Act (ICMA)

Lead Managers:	BNP PARIBAS, Deutsche Bank, The Royal Bank of Scotland

Co-Managers:	Barclays Capital, HSBC, Merrill Lynch & Co, Natixis, Scotia Capital, UBS Investment Bank

Prospectus and Prospectus Supplement:	Prospectus dated as of 12th June, 2008, and Preliminary Prospectus Supplement dated as of 4th December, 2008 http://www.sec.gov/Archives/edgar/data/74615/000090956708001239/o42607e424b2.htm

ISIN#:	XS0404617952

Listing:	Admission to the United Kingdom Listing Authority’s Official List and to trading on the London Stock Exchange plc’s regulated market may be completed following settlement on a best efforts basis.

U.S. Legend:
The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank toll-free at 1 (800) 503-4611.

European Economic Area Legends:
If and to the extent that this announcement is communicated in, or the offer of the bonds to which it relates is made in, any European Economic Area Member State that has implemented the Prospectus Directive (2003/71/EC) (other than the United Kingdom, once the UKLA Prospectus as defined below has been approved by the Financial Services Authority), this announcement and the offer are only addressed to and directed at persons in that Member State who are qualified investors within the meaning of the Prospectus Directive (or who are other persons to whom the offer may lawfully be addressed) and must not be acted upon by other persons in that Member State.

This document does not constitute or form part of any offer or invitation to sell these bonds and is not soliciting any offer to buy these bonds in any jurisdiction where such offer or sale is not permitted. This document is, for the purposes of Article 15 of Directive 2003/71/EC (the “Prospectus Directive”), not a prospectus but an advertisement, and investors in the European Economic Area should not subscribe for or purchase these bonds once admitted to trading on the regulated market of the London Stock Exchange plc except on the basis of information in the UKLA Prospectus (as defined below). The Province intends to file a single prospectus (the “UKLA Prospectus”) pursuant to Section 5.3 of the Prospectus Directive with the Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000, as amended, for the purpose of having these bonds admitted to trading on the regulated market of the London Stock Exchange plc as soon as possible after closing of this issue. In compliance with the Prospectus Directive, the UKLA Prospectus will be published in due course, subject to its approval by the United Kingdom Listing Authority, and investors will be able to obtain a copy of the UKLA Prospectus from the office of the Province at the Ontario Financing Authority, One Dundas Street West, Suite 1400, Toronto, Ontario, Canada M5G 1Z3 and the United Kingdom paying agent, The Bank of New York Mellon, One Canada Square, London E14 5AL, England. Investors in the European Economic Area should not subscribe for any bonds referred to in this advertisement except on the basis of information in the UKLA Prospectus.

Other:
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.